Exhibit 1.3

CITIGROUP INC.

AMENDMENT NO. 1

Dated as of March 7, 2023

to the

AMENDED AND RESTATED

GLOBAL SELLING AGENCY AGREEMENT

Dated as of April 7, 2017

relating to the issue and sale of

MEDIUM-TERM SENIOR NOTES, SERIES G

THIS AMENDMENT NO. 1 dated as of March 7, 2023 (the “Amendment”) hereby amends the AMENDED AND RESTATED GLOBAL SELLING AGENCY AGREEMENT dated as of April 7, 2017 (the “Agreement”), between Citigroup Inc. (the “Company”) and each of Citigroup Global Markets Inc., Barclays Capital Inc., Incapital LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Financial Services and Wells Fargo Securities, LLC (collectively, the “Agents”), with respect to the issue and sale by the Company of its Medium-Term Senior Notes, Series G (the “Notes”), in fully registered form only. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

Pursuant to Section 17 of the Agreement, written notice of the following amendments to the Agreement was provided to each Agent on February 21, 2023, and no written objection was submitted by any Agent within five business days of such written notice.

1. Amendments.

(a)	The first sentence of Section 1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

The Company meets the requirements for use of Form S-3 under the Securities Act and has prepared and filed with the Commission an automatic shelf registration statement, as defined in Rule 405, on Form S-3, including the base prospectus and form of prospectus supplement relating to the Notes, for registration under the Securities Act of the offering and sale of the Notes. Such Registration Statement, including any amendments thereto filed prior to the date of this Agreement, became effective upon filing.

(b)	Section 1 of the Agreement is hereby amended by adding a new Section 1(dd) immediately after Section 1(d) thereto as follows:

(dd) (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Notes in reliance on the exemption in Rule 163, and (iv) at the Time of Sale (with such date being used as the determination date for purposes of this clause (iv)), the Company was or is (as the case may be) a “well-known seasoned issuer” as defined in Rule 405. The Company agrees to pay the fees required by the Commission relating to the Notes within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(c)	Section 1(e)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

(ii) as of the Time of Sale (with such time being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405);

(d)	Section 1(p) of the Agreement is hereby amended to replace “Her Majesty’s Treasury” with “His Majesty’s Treasury.”

(e)	The final paragraph of Section 5 is hereby amended and restated in its entirety to read as follows:

The documents required to be delivered by this Section 5 shall be delivered via electronic mail or other electronic document delivery system to Cleary Gottlieb Steen & Hamilton LLP, counsel for the Agents, on the Commencement Date or the Settlement Date, as the case may be.

(f)

Section 9 of the Agreement is hereby amended by deleting the address “One Court Square, 45th Floor, Long Island City, New York, New York 11120” and replacing it with “388 Greenwich Street, New York, New York 10013.”

(g)	Section 10 of the Agreement is hereby amended by deleting the phrase “and the Guarantor.”

(h)	Section 15 of the Agreement is hereby amended and restated in its entirety to read as follows:

15. Counterparts; Electronic Execution. Any Terms Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument. Delivery of an executed Terms Agreement by one party to any other party may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties thereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(i)	Section 17 of the Agreement is hereby amended by deleting the phrase “and the Guarantor.”

(j)	The Agreement is hereby amended by adding a new Section 19 thereto as follows:

19. Recognition of the U.S. Special Resolution Regimes. Notwithstanding any other term in this Agreement or any other agreements, arrangements or understandings between the Company and the Agents, the Company and each of the Agents acknowledge, accept and agree to be bound by the following:

(a) In the event that the Company or any Agent that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such entity, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that the Company or any Agent that is a Covered Entity or a BHC Act Affiliate of such entity becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such entity are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c) Subject to paragraphs (a) and (b) of this Section 19, and notwithstanding any other term of this Agreement or any other agreements, arrangements, or understanding between the Company and the Agents, each Agent acknowledges, accepts, and agrees that (i) it may exercise Default Rights (as defined below) under this Agreement only to the extent permitted and as provided under 12 C.F.R. § 252.84 and (ii), after a BHC Act Affiliate of a party that is a Covered Entity has become subject to Insolvency Proceedings, it shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder.

(d) As used in this Section 19, “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; “Insolvency Proceedings” means a receivership, insolvency, liquidation, resolution, or similar proceeding; and “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

(k)	The Agreement is hereby amended by adding a new Section 20 thereto as follows:

20. EU Bail-in Legislation; BRRD Liability. Notwithstanding any other term in this Agreement or any other agreements, arrangements or understandings between the Company and the Agents, the Company and each of the Agents acknowledge, accept and agree to be bound by the following, to the extent applicable:

(a) The effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of any relevant Agent to the Company under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i)	the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon

(ii)

the conversion of all, or a portion, of the BRRD Liability into shares, other debt securities or other obligations of any relevant Agent or another person (and the issue to or conferral on the Company of such shares, securities or obligations);

(iii)	the cancellation of the BRRD Liability; and

(iv)	the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period.

(b) The variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

(c) As used in this Section 20, “Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time; “Bail-in Powers” means any Write-down and Conversion Powers as defined in relation to the relevant Bail-in Legislation; “BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms; “EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/; “BRRD Liability” has the same meaning as in such laws, regulations, rules or requirements implementing the BRRD under the applicable Bail-in Legislation; and “Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant Agents.

(l)	The Agreement is hereby amended by adding a new Section 21 thereto as follows:

21. UK Bail-in Legislation; UK Bail-in Liability. Notwithstanding any other term in this Agreement or any other agreements, arrangements or understandings between the Company and the Agents, the Company and each of the Agents acknowledge, accept and agree to be bound by the following, to the extent applicable:

(a) The effect of the exercise of UK Bail-in Powers by the relevant UK resolution authority in relation to any UK Bail-in Liability of any relevant Agent to the Company under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i)	the reduction of all, or a portion, of the UK Bail-in Liability or outstanding amounts due thereon;

(ii)

the conversion of all, or a portion, of the UK Bail-in Liability into shares, other debt securities or other obligations of any relevant Agent or another person (and the issue to or conferral on the Company of such shares, securities or obligations);

(iii)	the cancellation of the UK Bail-in Liability; and

(iv)	the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period.

(b)	The variation of the terms of this Agreement, as deemed necessary by the relevant UK resolution authority, to give effect to the exercise of UK Bail-in Powers by the relevant UK resolution authority.

(c)

As used in this Section 21, “UK Bail-in Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings); “UK Bail-in Powers” means the powers under the UK Bail-in Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability; “UK Bail-in Liability” means a liability in respect of which the UK Bail-in Powers may be exercised.

(m)

Schedule I of the Agreement is hereby amended by deleting the address “Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, New York 10036” and replacing it with “BofA Securities, Inc., 114 West 47th Street, NY8-114-07-01, New York, NY 10036.”

IN WITNESS WHEREOF, CITIGROUP INC. has caused this Amendment No. 1 to be signed by one of its officers thereunto duly authorized as of March 7, 2023.

CITIGROUP INC.

By:	/s/ Elissa Steinberg
Name:	Elissa Steinberg
Title:	Assistant Treasurer